SEPARATION AND RELEASE OF CLAIMS AGREEMENT
This Separation and Release of Claims Agreement (this “Agreement”) is entered into as of August 19, 2015 (the “Execution Date”) by and between AMERICAN RESIDENTIAL PROPERTIES, INC., a Maryland corporation (“Employer”) on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners and shareholders (collectively referred to herein as “Employer Group”), and CHRISTOPHER J. “JAY” BYCE (“Executive”) (Employer and Executive are collectively referred to herein as the “Parties”).

WHEREAS, Executive’s last day of employment with Employer is August 31, 2015 and Executive shall execute any resignations from office or similar documents requested by Employer;

WHEREAS, After August 31, 2015, Executive will not represent himself as being an employee or officer of Employer Group for any purpose;

WHEREAS, except as otherwise set forth in this Agreement, August 31, 2015 will be the employment termination date for Executive for all purposes, meaning Executive will no longer be entitled to any further compensation, monies or other benefits from Employer Group that would require continued employment, including coverage under any benefits plans or programs sponsored by Employer Group.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:
1.Return of Property. Unless otherwise directed in writing by Employer Group pursuant to the terms of the Letter Agreement between Executive and Employer effective as of September 1, 2015 (the “Letter Agreement”) and attached hereto as Exhibit A, Executive must return, by August 31, 2015 (the “Separation Date”), all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Employer Group property in Executive’s possession.
2.    Employer Group’s Waiver and Release and Executive Representations. Employer Group expressly waives and releases any and all claims against Executive that may be waived and released by law with the exception of claims arising out of or attributable to (a) events, acts or omissions taking place after the Parties’ execution of the Agreement; (b) Executive’s breach of any terms and conditions of the Agreement; and (c) Executive’s criminal activities or intentional misconduct occurring during Executive’s employment with Employer Group. In exchange for Employer Group’s waiver and release and the consideration described in Section 3, which Executive acknowledges to be good and valuable consideration for his obligations hereunder, Executive hereby represents that he intends to irrevocably and unconditionally fully and forever release and discharge any and all claims he may have, have ever had or may in the future have against Employer Group that may lawfully be waived and released arising out of or in any way related to his hire, benefits, employment or separation from employment with Employer Group, as further explained and in accordance with Section 4. Executive specifically represents, warrants and confirms that: (a) he has no claims, complaints or actions of any kind filed against Employer Group with any court of law, or local, state or federal government or agency; and (b) he has been properly paid for all hours worked for Employer Group, and that all commissions, bonuses and other compensation due to him has been paid through and including the Separation Date, with the exception of (1) the final two (2) payroll checks representing his base salary through the Separation Date, and (2) the accrued cash bonus compensation identified in Section 3(a). The foregoing payments will be made in accordance with the Company’s regularly scheduled payroll dates and Section 3(a), respectively.
Except as otherwise stated herein, any vested benefits under any of Employer’s employee benefit plans are excluded and shall be governed by the terms of the applicable plan documents and award agreements.
Executive specifically represents, warrants and confirms that he has not engaged in, and is not aware of, any unlawful conduct in relation to the business of Employer Group. If any of these statements are not true, Executive cannot sign this Agreement and must notify Employer Group immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify Executive from receiving these benefits, but will require Employer Group review and consideration.
3.    Separation Benefits. In consideration for Executive’s execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 4, Employer Group agrees to provide the following benefits:
(a)    A lump sum payment of One Hundred Thousand Dollars ($100,000), which represents eight months’ prorated target cash bonus compensation for Executive for calendar year 2015, minus all relevant taxes and other withholdings, to be paid on the first regularly scheduled payroll date following the Separation Date.
(b)    Twelve (12) equal installment payments equaling a total of Ninety Thousand Dollars ($90,000) minus all relevant taxes and other withholdings, to be paid in accordance with Employer’s bi-weekly payroll schedule, starting on the first payroll date following the Effective Date. Notwithstanding the foregoing, no payment shall be made or begin before the Effective Date of this Agreement.
(c)    As of the Effective Date, accelerated lapsing of the restrictions and conditions of 5,996 LTIP Units granted in connection with the Long Term Incentive Plan Unit Vesting Agreement accepted on January 29, 2014, such that one hundred percent of the units are fully vested.
(d)    Executive shall be entitled to the right to elect to continue, at his cost, coverage under Employer Group’s health plan in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(e)    Executive understands, acknowledges and agrees that these benefits exceed what he is otherwise entitled to receive upon separation from employment, and that these benefits are in exchange for executing this Agreement. Executive further acknowledges he is not entitled to any additional payment or consideration not specifically referenced herein.
4.    Release.
(a)    General Release and Waiver of Claims
In exchange for the consideration provided in this Agreement, Executive and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge Employer Group, including each member of Employer Group’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, shareholders, members, partners and agents, in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of Executive’s execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to Executive’s hire, benefits, employment, termination or separation from employment with Employer Group and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, Executive Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all state and local laws that may be legally waived, and all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements.

However, this general release and waiver of claims excludes, and Executive does not waive, release or discharge, (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although Executive waives any right to monetary relief related to such a charge or administrative complaint; and (ii) claims which cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation and (iii) indemnification rights Executive has against Employer.
(b)    Specific Release of ADEA Claims
In further consideration of the payments and benefits provided to Executive in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of Executive’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, Executive hereby acknowledges and confirms that: (i) Executive has read this Agreement in its entirety and understands all of its terms; (ii) Executive has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) Executive knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) Executive was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired; (vi) Executive understands that he has seven (7) days from the date he signs this Agreement to revoke the release in this paragraph by delivering notice of revocation to the Chief Executive Officer or the General Counsel at Employer Group, 7047 E. Greenway Parkway, Suite 350, by e-mail or overnight delivery before the end of such seven-day period; and (vii) Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which Executive signs this Agreement.
5.    Knowing and Voluntary Acknowledgment. Executive specifically agrees and acknowledges that: (i) Executive has read this Agreement in its entirety and understands all of its terms; (ii) Executive has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) Executive knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) Executive is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and (vi) Executive understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with Employer Group.
Executive further acknowledges that this Agreement has been provided to him on or before his Separation Date, that he has had twenty-one (21) days after his Separation Date to consider the terms of this Agreement, and consult with an attorney of his choice and sign the Agreement, although he may sign it sooner if desired. Further, Executive acknowledges that he shall have an additional seven (7) days from the date on which he signs this Agreement to revoke consent to his release of claims under the ADEA by delivering notice of revocation to the Chief Executive Officer or General Counsel at Employer Group, 7047 E. Greenway Parkway, by e-mail or overnight delivery before the end of such seven-day period. In the event of such revocation by Executive, Employer Group shall have the option of treating this Agreement as null and void in its entirety.
This Agreement shall not become effective, until the eighth (8th) day after Executive and Employer Group execute this Agreement. Such date shall be the “Effective Date” of this Agreement. No payments due to Executive hereunder shall be made or begin before the Effective Date.
6.    Post-termination Obligations and Restrictive Covenants.
(a)    Acknowledgment
Executive understands and acknowledges that by virtue of his employment with Employer Group, he had access to and knowledge of Confidential Information, was in a position of trust and confidence with Employer Group, and benefitted from Employer Group’s goodwill. Executive understands and acknowledges that Employer Group invested significant time and expense in developing the Confidential Information and goodwill. Executive further understands and acknowledges that the intellectual services he provided to Employer Group are unique, special or extraordinary because Executive had input and access to Employer Group’s prior, current and planned investment activity and strategy.
Executive further understands and acknowledges that the restrictive covenants below are necessary to protect Employer’s legitimate business interests in its Confidential Information and goodwill and in Executive’s unique, special or extraordinary services. Executive further understands and acknowledges that Employer Group’s ability to reserve these for the exclusive knowledge and use of Employer Group is of great competitive importance and commercial value to Employer Group and that Employer Group would be irreparably harmed if Executive violates the restrictive covenants below.
(b)    Confidential Information
Executive understands and acknowledges that during the course of his employment by Employer, he has had access to and learned about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to Employer Group and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). Executive further understands and acknowledges that this Confidential Information and Employer’s ability to reserve it for the exclusive knowledge and use of Employer Group is of great competitive importance and commercial value to Employer, and that improper use or disclosure of the Confidential Information by Executive might cause Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, strategies, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, trade secrets, databases, manuals, records, vendor information, financial information, accounting information, legal information, pricing information, credit information, personnel information, employee lists, vendor lists of Employer Group or its businesses, or of any other person or entity that has entrusted information to Employer in confidence.
Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
Executive understands and agrees that Confidential Information developed by him in the course of his employment by Employer shall be subject to the terms and conditions of this Agreement as if Employer furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive, provided that such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.
(c)    Disclosure and Use Restrictions
Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of Employer Group and, in any event, not to anyone outside of the direct employ of Employer Group except as required in the performance of any of Executive’s remaining authorized employment duties to Employer and only after execution of a confidentiality agreement by the third party with whom Confidential Information will be shared (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of Employer Group, except as required in the performance of any of Executive’s remaining authorized employment duties to Employer or with the prior consent of an authorized officer acting on behalf of Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by Executive in connection with the duties he will perform for Employer Group pursuant to the Letter Agreement, applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Executive shall promptly provide written notice of any such order to an authorized officer of Employer Group.
Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately and shall continue during and after his employment by Employer or until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.
(d)    Non-competition
Because of Employer Group’s legitimate business interest as described herein and the good and valuable consideration offered to Executive, for the remainder of Executive’s employment with Employer Group and for a term of twelve (12) months following the Separation Date, Executive agrees and covenants not to engage in any Competitive Activity.
For purposes of this non-compete clause, “Competitive Activity” means to own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity with the following competitors of Employer for the purposes of acquiring real property: American Homes 4 Rent, Colony American Homes, Silver Bay Realty Trust, Starwood Waypoint Residential Trust, Invitation Homes, Progress Residential/REO Fundamental, Main Street Capital Corporation, Tricon American Homes and any affiliates or successors of the foregoing. Nothing herein shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.
Nothing herein shall prohibit Executive from acting as a licensed real estate broker in connection with the sale of real estate for any individual or entity.
(e)    Non-solicitation of Employees
Executive understands and acknowledges that Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to Employer. Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of, any employee of Employer Group for a period of twelve (12) months, to run consecutively, beginning on the Separation Date.
(f)    Non-solicitation of Customers

Executive understands and acknowledges that Employer has expended and continues to expend significant time and expense in developing customer relationships, customer information and goodwill, and that because of Executive’s experience with and relationship to Employer Group, he has had access to and learned about much or all of Employer Group’s customer information. Customer Information includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to products or services Employer Group may offer.
For purposes of this non-solicitation clause, “Customer” means individuals or entities who are tenants of Employer as of the Separation Date and individuals or entities who are borrowers of Employer as of the Separation Date.
Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to Employer.
Executive agrees and covenants, for a period of twelve (12) months, to run consecutively, beginning on the Separation Date, not to engage in competition with Employer by directly or indirectly soliciting, contacting (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), or meeting with Customers for the purposes of offering (1) rental properties or (2) private loans.
(g)    Employer Group acknowledges that services provided or actions taken by Executive under the Letter Agreement shall not violate the provisions of this Section 6.
(h)    Executive agrees and covenants for a period of twelve (12) months, to run consecutively, beginning on the Separation Date, not to engage any of Employer’s brokers or vendors in a way that Executive knows or should know would be adverse or detrimental to Employer.
7.    Cooperation. The parties agree that certain matters in which Executive has been involved during his employment may necessitate Executive’s cooperation with Employer in the future. Accordingly, for a period of twelve (12) months following the Separation Date, to the extent reasonably requested by Employer, Executive shall cooperate with Employer in connection with matters arising out of Executive’s service to Employer.
8.    Non-disparagement. Executive agrees and covenants that he shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Employer Group or its businesses, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future.
This Section does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to Employer’s General Counsel.
9.    Remedies. In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, Executive hereby consents and agrees that Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
Should Executive fail to abide by any of the terms of this Agreement or post-termination obligations contained herein, or if he revokes the ADEA release contained in Section 4 within the seven-day revocation period, Employer may, in addition to any other remedies it may have, reclaim any amounts paid to Executive under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided herein.
10.    Successors and Assigns.
(a)    Assignment by Employer Group
Employer Group may freely assign this Agreement at any time to any successor in interest to the business in which Executive is employed. This Agreement shall inure to the benefit of Employer Group and its successors and assigns.
(b)    No Assignment by Executive
Executive may not assign this Agreement or any part hereof. Any purported assignment by Executive shall be null and void from the initial date of purported assignment.
11.    Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Arizona without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the State of Arizona, County of Maricopa. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
12.    Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between Executive and Employer Group pertaining to the termination of Executive’s employment with Employer Group and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including, without limitation, that certain Amended and Restated Executive Severance and

Change in Control Vesting Agreement dated as of December 23, 2014 (the “Executive Agreement”), but excluding the understandings and representations between Executive and Employer Group pertaining to those matters that are the subject of the Letter Agreement. In the event of any inconsistency between the statements in the body of this Agreement and Executive Agreement, the statements in the body of this Agreement shall control.
13.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by both Executive and by the Chief Executive Officer or President of Employer. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
14.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.
The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.
15.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
16.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

17.    No admission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part ofany party.
18.    Notices. All notices under this Agreement must be given in writing by overnight delivery or e-mail at the addresses indicated in this Agreement or any other address designated in writing by either party. When providing written notice to Employer, a copy must be provided to Employer’s General Counsel at the address below.
Notice to Employer:
Stephen G. Schmitz
Chief Executive Officer
American Residential Properties, Inc.
7047 E. Greenway Parkway, Suite 350
Scottsdale, Arizona 85254

Patricia B. Dietz
General Counsel
American Residential Properties, Inc.
7047 E. Greenway Parkway, Suite 350
Scottsdale, Arizona 85254
Notice to Executive:

Christopher J. Byce

With a copy to:

Rachael Lee Zichella
Scott G. Blews
Taylor English Duma LLP
1600 Parkwood Circle, Suite 400
Atlanta, Georgia 30339
19.    Tolling. If Executive is found by a court of competent jurisdiction to be in violation of any of the covenants set forth in Section 6 of this Agreement, any such period of violation will not be counted in determining whether Employee has been in compliance with the covenants set forth in Section 6, and any such period of non-compliance or violation shall be added to the term set forth in Section 6; provided, however, that in no event shall any such tolling of the covenants set forth in Section 6 be for longer than an aggregate total period of twelve (12) months.
20.    Attorneys’ Fees. In the event of any action, suit, or other legal proceeding between the parties that is commenced to resolve any matter arising under or relating to any provision of this Agreement, including to enforce it, the prevailing party shall be entitle to recover all of its or his attorneys’ fees, costs, and expenses in connection with such litigation.
21.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
22.    Notice of Post-termination Obligations. Following the Separation Date, Executive agrees to notify any subsequent employer of the restrictive covenants contained in this Agreement. In addition, Executive authorizes Employer Group to provide a copy of the restrictive covenants contained in this Agreement to third parties, including but not limited to, Executive’s subsequent, anticipated or possible future employer.
23.    Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT he HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER GROUP FROM ANY AND ALL CLAIMS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date written above.

AMERICAN RESIDENTIAL PROPERTIES, INC.
By /s/ Laurie A. Hawkes Name: Laurie A. Hawkes Title: President and COO /s/ Christopher J. Byce Christopher J. Byce